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EXHIBIT 5

                    [WILDMAN, HARROLD, ALLEN & DIXON LETTERHEAD]


PC Quote, Inc.
300 South Wacker Drive, Suite 300
Chicago, Illinois  60606

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to PC Quote, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 640,000 outstanding shares of common stock of the Company (the "Outstanding Shares"), and 10,606,063 issuable shares of common stock (the "Issuable Shares"), including:

          - 2,861,250 shares of common stock, representing 150% of the minimum number of shares issuable upon the conversion of 19,075 outstanding shares of Series A preferred stock;
          - 4,318,650 shares of common stock, representing 150% of the minimum number of shares issuable upon the conversion of 28,791 outstanding shares of Series B preferred stock; and
          - 3,426,163 shares of common stock, representing the minimum number of shares issuable upon the exercise of outstanding common stock purchase warrants.

     The Outstanding Shares and, upon issuance, the Issuable Shares, will be sold from time to time by the selling security holders (the "Selling Security Holders") named in the Registration Statement, on the American Stock Exchange or otherwise, directly or through underwriters, brokers or dealers.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by


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all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that (i) the Outstanding Shares to be sold by the Selling Security Holders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and are validly issued, fully paid and nonassessable, and (ii) the Issuable Shares that may be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action and will be validly issued, fully paid and nonassessable when issued in accordance with the terms of the warrants to purchase common stock.

     Our opinions expressed above are limited to the laws of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Dated:  April 14, 1999
                              Very truly yours,

                              /s/   WILDMAN, HARROLD, ALLEN & DIXON


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